EXHIBIT 10.2

Published CUSIP Numbers:

Deal:

Term Loan:

$450,000,000

TERM LOAN AGREEMENT

Dated as of March 2, 2012

among

PLUM CREEK TIMBERLANDS, L.P.,

as the Borrower,

NORTHWEST FARM CREDIT SERVICES, PCA,

as Administrative Agent,

COBANK, ACB

as Syndication Agent,

THE LENDERS PARTY HERETO

NORTHWEST FARM CREDIT SERVICES, PCA,

and

COBANK, ACB

as Joint Lead Arrangers and Joint Book Runners

5.14	No Burdensome Restrictions	36
5.15	Solvency	36
5.16	Labor Relations	36
5.17	Intellectual Property; Licenses, Etc.	37
5.18	Subsidiaries; Equity Interests	37
5.19	Insurance	37
5.20	Disclosure	37
5.21	Taxpayer Identification Number	37

ARTICLE VI. AFFIRMATIVE COVENANTS		38
6.01	Financial Statements	38
6.02	Certificates; Other Information	38
6.03	Notices	39
6.04	Preservation of Existence, Etc.	40
6.05	Maintenance of Properties	41
6.06	Maintenance of Insurance	41
6.07	Payment of Obligations	41
6.08	Compliance with Laws	41
6.09	Books and Records	41
6.10	Inspection Rights	41
6.11	Environmental Laws	42
6.12	Use of Proceeds	42
6.13	Farm Credit Equity	42

ARTICLE VII. NEGATIVE COVENANTS		43
7.01	Liens	43
7.02	Fundamental Changes	44
7.03	Dispositions of Timberlands	45
7.04	Acquisitions	45
7.05	Restricted Subsidiary Indebtedness	45
7.06	Transactions with Affiliates	46
7.07	Use of Proceeds	47
7.08	Sale of Stock and Indebtedness of Restricted Subsidiaries	47
7.09	[Reserved]	47
7.10	[Reserved]	47
7.11	Sale and Leaseback	47
7.12	Restricted Payments	47
7.13	Change in Nature of Business	47
7.14	Issuance of Stock by Restricted Subsidiaries	47
7.15	Amendments	48
7.16	Interest Coverage Ratio	48
7.17	Maximum Leverage Ratio	48

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		48
8.01	Events of Default	48
8.02	Remedies Upon Event of Default	50
8.03	Application of Funds	50

ARTICLE IX. ADMINISTRATIVE AGENT		51
9.01	Appointment and Authority	51
9.02	Rights as a Lender	51

9.03	Exculpatory Provisions	51
9.04	Reliance by the Administrative Agent	52
9.05	Delegation of Duties	52
9.06	Resignation of Administrative Agent	52
9.07	Non-Reliance on Administrative Agent and Other Lenders	53
9.08	No Other Duties, etc.	53

ARTICLE X. MISCELLANEOUS		54
10.01	Amendments, Etc.	54
10.02	Notices; Effectiveness; Electronic Communication	55
10.03	No Waiver; Cumulative Remedies	56
10.04	Expenses; Indemnity; Damage Waiver	57
10.05	Payments Set Aside	58
10.06	Successors and Assigns	58
10.07	Treatment of Certain Information; Confidentiality	63
10.08	Right of Setoff	63
10.09	Interest Rate Limitation	64
10.10	Counterparts; Integration; Effectiveness	64
10.11	Survival of Representations and Warranties	64
10.12	Severability	64
10.13	Replacement of Lenders	65
10.14	Governing Law; Jurisdiction; Etc.	65
10.15	Waiver of Jury Trial	66
10.16	No Advisory or Fiduciary Responsibility	66
10.17	Electronic Execution of Assignments and Certain Other Documents	67
10.18	USA PATRIOT Act Notice	67
10.19	Time of the Essence	67

SCHEDULES

2.01	Commitments and Applicable Percentages
4.01(f)	Farm Credit Equities Purchased at Closing
5.13	Environmental Matters
5.18	Subsidiaries; Other Equity Investments
6.13	Farm Credit Equity Documents
7.01	Existing Liens
7.05(c)	Existing Subsidiary Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06(e)	Voting Participants at Closing

EXHIBITS

Form of

A	Loan Notice/Repayment Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Opinion Matters

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (this “Agreement”) is entered into as of March 2, 2012, among PLUM CREEK TIMBERLANDS, L.P., a Delaware limited partnership (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and NORTHWEST FARM CREDIT SERVICES, PCA as Administrative Agent.

The Borrower has requested that the Lenders provide a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person (other than a Person that is a Subsidiary of the Borrower), (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Borrower or, if the acquired Person is a Subsidiary of the Borrower, the Borrower).

“Administrative Agent” means NWFCS in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders. The initial amount of the Aggregate Commitments in effect on the Closing Date is $450,000,000.

“Agreement” means this Term Loan Agreement.

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Commitment at any time, the percentage of the aggregate Commitments represented by such Lender’s Commitment at such time, and (b) with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage of the outstanding principal amount of the Term Loan held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, (a) with respect to Eurodollar Rate Loans, 1.50% per annum and (b) with respect to Base Rate Loans, 0.50% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means NWFCS and CoBank.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Assumption Agreement” means, with respect to any Restricted Subsidiary, an agreement pursuant to which such Restricted Subsidiary assumes, jointly and severally, a portion of Indebtedness for borrowed money of the Borrower.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from the Closing Date to the earliest of (i) July 11, 2012, (ii) the date of termination of the Commitments pursuant to Section 2.04, (iii) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02 and (iv) the initial Borrowing of the Term Loan pursuant to Section 2.01.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Prime Rate and (b) the Eurodollar Rate plus 1.0%. Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Eurodollar Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower’s Knowledge” or “Knowledge of the Borrower” means the actual knowledge of any person holding any of the following offices as of the date of determination: (a) President, Chief Executive

Officer, any Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Vice President-Human Resources, and Vice President - Environmental Affairs, and any successor to those offices, such persons being the principal persons employed by the Borrower ultimately responsible for environmental operations and compliance, ERISA and legal matters relating to the Borrower or (b) the Treasurer or any other person having the primary responsibility for the day-to-day administration of, and dealings with the Administrative Agent and the Lenders in connection with, this Agreement.

“Borrowing” means the borrowing of the Term Loan pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan or any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, means any such day that is also a London Banking Day.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the REIT or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the Equity Interests of the REIT entitled to vote for members of the board of directors or equivalent governing body of the REIT on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) (such Equity Interests, “Voting Interests”); provided, however, that a transaction will not be deemed to involve a Change of Control of the REIT if the REIT becomes a wholly owned subsidiary of a holding company and the holders of the Voting Interests of such holding company immediately following that transaction are substantially the same as the holders of the Voting Interests of the REIT immediately prior to the transaction; or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the REIT cease to be composed of individuals (such individuals “continuing directors”) (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body provided that, for purposes of clause (ii) and (iii) “approval” by the continuing directors does not preclude the continuing directors from also recommending or endorsing any other nominee or slate of nominees in connection with the same election; or

(c) Plum Creek Timber I, L.L.C. (or a successor general partner of the Borrower) ceases to be a Subsidiary of the REIT or to be controlled by the REIT; or

(d) Plum Creek Timber I, L.L.C. (or a successor that is a Subsidiary of the REIT and is controlled by the REIT) ceases to be the general partner of the Borrower or ceases to control the Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CoBank” means CoBank, ACB in its capacity as joint lead arranger, joint book runner and Syndication Agent.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means credit support provided in any timber installment note transaction.

“Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01, in the principal amount set forth opposite such Lender’s name on Schedule 2.01.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Net Tangible Assets” means, as of the last day of any fiscal quarter, total assets less the sum of total current liabilities and intangible assets, in each case as set forth on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of such date and computed in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund its portion of the Term Loan when required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Immaterial Subsidiary” means any entity which would otherwise be a Restricted Subsidiary and which at any time is designated by the Borrower in writing to the Administrative Agent as a Designated Immaterial Subsidiary, provided that no such designation of any entity as a Designated Immaterial Subsidiary shall be effective unless (a) at the time of such designation, such entity does not own any shares of stock or Indebtedness of any Restricted Subsidiary which is not simultaneously being designated as a Designated Immaterial Subsidiary, and (b) immediately after giving effect to such designation, no Event of Default or Material Default shall have occurred or be continuing, and provided, further, that if at any time all Designated Immaterial Subsidiaries on a consolidated basis would be a “significant subsidiary” (assuming the Borrower is the registrant) within the meaning of Regulation S-X (17 C.F.R. Part 210) the Borrower shall designate one or more Designated Immaterial Subsidiaries which are directly owned by the Borrower and its Restricted Subsidiaries as Restricted Subsidiaries such that the condition in this proviso is no longer applicable and the entities so designated shall no longer be Designated Immaterial Subsidiaries. Any entity which has been designated a Designated Immaterial Subsidiary shall not thereafter become a Restricted Subsidiary except pursuant to a designation required by the last proviso in the preceding sentence, and any Designated Immaterial Subsidiary which has been designated a Restricted Subsidiary pursuant to the last proviso of the preceding sentence shall not thereafter be redesignated as a Designated Immaterial Subsidiary.

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis the sum of (a) the net income (or net loss) for such period (excluding extraordinary gains and extraordinary losses), plus (b) all amounts treated as expenses for depreciation, depletion and interest and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) the basis of Timberlands sold, plus (d) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss), provided that for purposes of calculating compliance with Section 7.16, the EBITDA attributable to Property acquired by the Borrower or any of its Subsidiaries during any period of four full fiscal quarters shall be included on a pro forma basis for such period of four fiscal quarters (assuming the consummation of each such acquisition occurred on the first day of such period of four fiscal quarters).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by such person, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” has the meaning specified in Section 5.13.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then the “Eurodollar Rate” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income or gross receipts (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), in each case by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or by reason of any other connection between the jurisdiction imposing such tax and such recipient (other than a connection arising or deemed to arise from any transaction contemplated hereunder or activity associated herewith) or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e) to establish a complete exemption from United States Federal withholding tax, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) and (d) any taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as in effect after December 31, 2012 in FATCA to establish that such payment is exempt from withholding under FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of June 15, 2007, as amended by that certain First Amendment to Credit Agreement dated as of October 27, 2011, among the Borrower, Bank of America, N.A., as administrative agent and the other financial institutions party thereto.

“Existing Subsidiary Indebtedness” has the meaning specified in Section 7.05.

“Farm Credit Equities” has the meaning specified in Section 6.13(a).

“Farm Credit Lender” means each lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof and any regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, without duplication, any Indebtedness, whether current or long-term, for borrowed money (including Obligations hereunder) and which Indebtedness bears interest, but excluding Indebtedness (w) of a Subsidiary to another Subsidiary or to the Borrower, (x) of the Borrower to a Subsidiary, (y) of the Borrower or its Subsidiaries that is non-recourse to the Borrower and its Subsidiaries and to their respective assets, and (z) of the Borrower or its Subsidiaries that is secured by Collateral in an amount equal to at least 90% of the outstanding principal balance thereof.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means Plum Creek Timber I, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware, and any successor managing general partner of the Borrower.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) the Swap Termination Value of any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Coverage Ratio” means, as measured quarterly on the last day of each fiscal quarter for the four fiscal quarter period then ending, the ratio of:

(i) EBITDA to

(ii) the consolidated interest expense (including capitalized interest) of the Borrower and its Subsidiaries for the four fiscal quarter period then ending calculated in accordance with GAAP, plus interest expense that would have been payable during such four fiscal quarters had any Indebtedness incurred during such period for the purpose of acquiring Property been incurred at the beginning of such period, based upon the interest rate applicable to such Indebtedness at the end of such period or, if the interest rate at the end of such period was a Base Rate, the Eurodollar Rate applicable to such Indebtedness immediately preceding the end of such period plus any applicable margin.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date that is one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Joint Fee Letter” means the letter agreement, dated as of January 13, 2012, among the Borrower, Northwest Farm Credit Services, PCA and CoBank, ACB.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Leverage Ratio” means, at any date of determination, a quotient, expressed as a percentage, the numerator of which shall be the total Funded Debt of the Borrower and its Subsidiaries on a consolidated basis as of such date and the denominator of which shall be the net worth of the Borrower and its Subsidiaries on a consolidated basis plus the total Funded Debt of the Borrower and its Subsidiaries on a consolidated basis as of such date.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) but not including the interest of a lessor under an operating lease.

“Loan” means a portion of the Term Loan that is a Eurodollar Rate Loan or a Base Rate Loan.

“Loan Documents” means this Agreement, each Note and all other documents delivered to or by the Administrative Agent or the Lenders in connection herewith or therewith, and the Joint Fee Letter.

“Loan Notice” means a notice of (a) the Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, any of the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform under any Loan Document and avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

“Material Default” means any continuing Default as to which a written notice of such Default (which notice has not been rescinded) shall have been received by the Borrower, the General Partner or the REIT from the Administrative Agent or any Lender, or any continuing Event of Default.

“Maturity Date” means April 3, 2019; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Proceeds” means proceeds in cash as and when received by the Person making a sale or disposition of Property, net of: (a) the direct costs relating to such sale excluding amounts payable to the Borrower, any Affiliate of the Borrower or any other Person in which the Borrower holds an equity or other ownership interest, (b) sale, use or other transaction taxes paid or payable as a result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such disposition.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notice of Lien” means any “notice of lien” or similar document intended to be filed or recorded with any court, registry, recorder’s office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

“NWFCS” means Northwest Farm Credit Services, PCA in its capacity as joint lead arranger, joint book runner and Administrative Agent.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to the Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Ordinary Course of Business” means, in respect of any transaction involving the Borrower or any Subsidiary of the Borrower, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Term Loan after giving effect to any prepayments or repayments of the Term Loan occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Partner Entities” means, collectively, the REIT and the General Partner.

“Partner Entities’ Knowledge” or “Knowledge of each of the Partner Entities” means the actual knowledge of any person holding any of the following offices as of the date of determination: (a) President, Chief Executive Officer, any Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Vice President-Human Resources, and Vice President - Environmental Affairs, and any successor to those offices, such persons being the principal persons employed by any Partner Entity ultimately responsible for environmental operations and compliance, ERISA and legal matters relating to such Partner Entity or (b) the Treasurer or any other person having the primary responsibility for the day-to-day administration of, and dealings with the Administrative Agent and the Lenders in connection with, this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition that conforms to the following requirements: (a) all transactions related to such Acquisition shall be consummated in all material respects in accordance with applicable Law and (b) the Borrower shall be in compliance with the financial covenants set forth in Sections 7.16 and 7.17 on a pro forma basis as of the last day of the fiscal quarter most recently ended, and immediately prior to, and after giving effect to, such Acquisition, no Default shall have occurred and be continuing or would result therefrom.

“Permitted Lien” has the meaning specified in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Plum Creek Manufacturing” means Plum Creek Manufacturing, L.P., a Delaware limited partnership.

“Prime Rate” means a variable rate of interest per annum equal, on any day, to the rate of interest published on such day in the Eastern Edition of The Wall Street Journal as the average prime lending rate for 70% of the nation’s largest banks. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such Prime Rate occurs.

“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“REIT” means Plum Creek Timber Company, Inc., a Delaware corporation.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders and Voting Participants holding in the aggregate more than 50% of the Commitments or, if the Term Loan has been funded, the outstanding Term Loan. The portion of the outstanding Term Loan held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, any Law applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer, the president or any vice president of the REIT acting in its capacity as the sole member of the General Partner, as general partner of the Borrower, or any other officer thereof having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the REIT acting in its capacity as the sole member of the General Partner, as general partner of the Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means any Subsidiary other than any Designated Immaterial Subsidiary.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Solvent” means, as to any Person at any time, that (a) (i) in the case of a Person that is not a partnership, the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities), and (ii) in the case of a Person that is a partnership, the sum of (A) the fair value of the Property of such Person plus (B) the sum of the excess of the fair value of each general partner’s non-partnership Property over such partner’s non-partnership debts (together, the “Applicable Property”) is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities), as such value for purposes of both clauses (i) and (ii) is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person (or, in the case of a partnership, the Applicable Property for such Person) is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01.

“Timber” means all crops and trees, timber, whether severed or unsevered and including standing and down timber, stumps and cut timber, logs, wood chips and other forest products, whether now located or hereafter planted or growing in or on the Timberlands or otherwise or now or hereafter removed from the Timberlands or otherwise for sale or other disposition.

“Timberlands” means, as of any date of determination, all real property owned by or leased to the Borrower or any Subsidiary that is suitable for Timber production, natural resource development or real estate development. For the avoidance of doubt, “Timberlands” shall exclude property, plant and equipment of the Borrower and its Subsidiaries associated with their manufacturing activities.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U. S.” mean the United States of America.

“Voting Participant” means a Person that satisfies the criteria in clauses (i) through (iv) of the first sentence of Section 10.06(e).

“Voting Participant Notice” has the meaning specified in Section 10.06(e).

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Fiscal Year and Fiscal Quarter. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower.

1.04	Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to San Francisco, California time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS AND BORROWING

2.01	The Term Loan.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a delayed draw term loan (the “Term Loan”) to the Borrower in Dollars in a single advance during the Availability Period in an amount not to exceed such Lender’s Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein.

2.02	Borrowing, Conversions and Continuations of Loans.

(a) The Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of the Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) 10:00 a.m. on the requested date of the Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 2:00 p.m., three Business Days before the requested date of a conversion to or continuation of Eurodollar Rate Loans, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. The Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $100,000 in excess thereof. The Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting the Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests the Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of the Borrowing, each Lender shall make the amount of its portion of the Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of NWFCS with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate (i) applicable to any Interest Period for Eurodollar Rate Loans and (ii) determined by reference to the Eurodollar Rate component of the Base Rate upon determination of such interest rate and to the extent applicable. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to the Borrowing of the Term Loan, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.03	Prepayments.

The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar

Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that, so long as the Borrower has made a good faith attempt to make any such payment on the specified date and such payment is not received on such date by the Administrative Agent solely due to a disruption in the Fedwire funds transfer system or other similar force majeure event, then the applicable due date shall be extended to the first Business Day when such disruption or force majeure event no longer exists. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.13, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

2.04	Termination or Reduction of Commitments.

At any time prior to July 11, 2012, the Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 9:00 a.m. five Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. The Aggregate Commitments, and each Lender’s individual Commitment, shall automatically terminate upon the initial Borrowing of the Term Loan pursuant to Section 2.01.

2.05	Repayment of Loans.

The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Term Loan outstanding on such date.

2.06	Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07	Fees.

(a) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Joint Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, such upfront fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08	Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09	Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10	Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) [Reserved.]

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for its share of the Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make the Term Loan and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make its share of the Term Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the portion of the Term Loan made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Term Loan and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in portions of the Term Loan held by the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective portions of the Term Loan and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in all or any part of its portion of the Term Loan to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12	Increase in the Term Loan.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may, at any time following the date of the Borrowing under the Term Loan, request an increase of the Term Loan by an amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Borrower may make a maximum of four such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders or such shorter time as agreed to by the Administrative Agent and the Borrower).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its portion of the Term Loan and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its portion of the Term Loan.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Term Loan is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in subsections (a) and (b) of Section 5.12 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

2.13	Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then (x) the Administrative Agent shall provide the Borrower and the Lenders with written notice of such Defaulting Lender promptly after the Administrative Agent obtains actual knowledge of the existence of a Defaulting Lender and (y) until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of the Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loan to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower and/or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and other withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnification. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent and the Lenders) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and reasonable expenses (including the reasonable fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). If the Borrower has made an indemnification payment to the Administrative Agent pursuant to subsection (c)(i) above for any such amount due to the Administrative Agent under this clause (ii), the Administrative Agent shall, promptly following the exercise of the foregoing set-off right, refund such indemnification payment to the Borrower. The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower, the Administrative Agent or the relevant Lender, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to the withholding or deduction of any Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, the withholding or deduction of any applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of IRS Form W-8ECI,

(III) executed originals of IRS Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption from or reduction in withholding tax, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or a Lender or with respect to which the Borrower or a Lender has paid additional amounts pursuant to this Section, it shall pay to the Borrower, or such Lender, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Lender, as applicable, under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

3.02	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all of such Lender’s Eurodollar Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a Base Rate Loan, the interest on which is determined by reference to the Eurodollar Rate, or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with a Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04	Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05	Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13 (except that no such compensation shall be owing to a Defaulting Lender being replaced pursuant to Section 10.13(iv)), including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives notice pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 10.13.

3.07	Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT TO BORROWING

4.01	Conditions to the Closing Date.

The occurrence of the Closing Date is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, “pdf” copies or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) Agreement. Executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) Note. A Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) Resolutions; Incumbency.

(A) Resolutions. Copies of the resolutions of the board of directors of the REIT, as the sole member of the General Partner, as general partner of the Borrower,

approving and authorizing the execution, delivery and performance by such entities on behalf of the Borrower of this Agreement and the other Loan Documents to which the Borrower is a party to be delivered hereunder, and authorizing the borrowing of the Loans, certified as of the Closing Date by the Secretary or an Assistant Secretary of the REIT;

(B) Incumbency. A certificate of the Secretary or Assistant Secretary of the REIT certifying the names and true signatures of the duly authorized officers of the REIT, as the sole member of the General Partner, as general partner of the Borrower, authorized to execute, deliver and perform, as applicable, this Agreement on behalf of the Borrower, and all other Loan Documents to be delivered hereunder;

(iv) Organizational Documents and Good Standing. Each of the following documents:

(A) The certificate of limited partnership of the Borrower, the certificate of formation of the General Partner, and the certificate of incorporation of the REIT, in each case as in effect on the Closing Date, certified by the Secretary of State or similar, applicable Governmental Authority of the state of formation, organization or incorporation, as the case may be, of such Persons as of a recent date, and by the Secretary or Assistant Secretary of the REIT, and a certificate of the Secretary or Assistant Secretary of the REIT attaching copies of the Organization Documents of each of the Borrower, the General Partner and the REIT and certifying that such Organization Documents are true, correct, and complete as of the Closing Date; and

(B) A good standing certificate for the Borrower and each Partner Entity from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation, formation or organization, as the case may be, as of a recent date;

(v) Legal Opinion. A favorable opinion of José Quintana, Assistant General Counsel of the REIT and of the General Partner, and counsel to the Borrower, as to the matters set forth in Exhibit E and such other matters concerning the Borrower and the Loan Documents as the Required Lenders may reasonably request;

(vi) Certificates. (A) A certificate of a Responsible Officer of the Borrower either (1) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (2) stating that no such consents, licenses or approvals are so required; and (B) a certificate signed by a Responsible Officer of the Borrower certifying (1) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (2) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vii) Closing of Revolving Credit Facility. Evidence satisfactory to the Administrative Agent that the Borrower’s senior revolving credit facility with Wells Fargo Bank, National Association as agent (the “Revolving Credit Agreement”) shall (A) have closed and become effective on the Closing Date, (B) be documented by a Revolving Credit Agreement that contains representations and warranties, covenants and events of default substantially identical to those contained in Articles V, VI, VII and VIII herein; provided that such Revolving Credit Agreement shall not contain the covenant contained in Section 6.13 hereof, notwithstanding the presence of such covenant in this Agreement and (C) reflect an aggregate commitment amount of at least $600,000,000.

(viii) Other Documents and Materials. Such other assurances, certificates, documents, approvals, consents, materials or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) Any fees, including the upfront fees and other fees referenced in Section 2.07, required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Closing Date shall have occurred on or before March 28, 2012.

(e) The Borrower shall have filed its Form 10-K report for the fiscal year ending December 31, 2011 with the SEC at least two (2) Business Days prior to the Closing Date.

(f) The Borrower shall have purchased the Farm Credit Equities described on Schedule 4.01(f).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02	Conditions to the Borrowing.

The obligation of each Lender to fund its portion of the Term Loan is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of the Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, (i) the representation and warranty contained in subsection (c) of Section 5.12 shall be made only on the Closing Date, and (ii) the representations and warranties contained in subsections (a) and (b) of Section 5.12 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from the Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

(d) The Administrative Agent shall have received satisfactory evidence that the $350,000,000 term loan evidenced by the Existing Credit Agreement has been (or, substantially concurrently with the Borrowing, will be) paid in full and terminated as of the date of the Borrowing.

The Loan Notice submitted by the Borrower for the Borrowing shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the Borrowing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01	Existence, Qualification and Power; Compliance with Laws.

(a) The Borrower, each of its Subsidiaries and each of the Partner Entities:

(i) is a corporation, partnership or limited liability company duly incorporated, formed or organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization;

(ii) is in good standing under the Laws of the jurisdiction of its incorporation, formation or organization;

(iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; and

(iv) is in compliance with all Requirements of Law and all orders, writs, injunctions and decrees applicable to it or to its Properties;

except, in the case of the foregoing clauses (ii), (iii) and (iv), in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower, each of its Subsidiaries and each of the Partner Entities has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, except, in the case of the foregoing clause (i), in such instances where the failure to have any such licenses, authorizations, consents and approvals, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.02	Authorization; No Contravention.

The execution, delivery and performance by the Borrower of each Loan Document, and the consummation by the Borrower of the transactions contemplated by each Loan Document, in each case have been duly authorized by all necessary corporate, limited liability company, partnership and/or other organizational action, and do not and will not:

(a) contravene the terms of the Organization Documents of the Borrower or any of the Partner Entities;

(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which the Borrower is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its Property is subject; or

(c) violate any Requirement of Law.

5.03	Governmental Authorization; Other Consents.

Except as has been obtained by the Borrower prior to the date of this Agreement, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, or for the consummation of any of the transactions contemplated by any of the Loan Documents.

5.04	Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability.

5.05	Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the Borrower’s Knowledge and the Knowledge of each of the Partner Entities, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower, any of the Partner Entities or any of the Borrower’s Restricted Subsidiaries or against any of their respective Properties or revenues that either individually or in the aggregate, have a reasonable probability of success on the merits and which, if determined adversely to the Borrower or any Restricted Subsidiaries would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions contemplated by any of the Loan Documents not be consummated as herein or therein provided.

5.06	No Default.

(a) No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document or would result from the incurring of any Obligations by the Borrower.

(b) Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.01(e).

5.07	ERISA Compliance.

(a) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, in either case, as could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid.

(c) Neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

5.08	Use of Proceeds.

The proceeds of the Term Loan are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.12.

5.09	Margin Regulations; Investment Company Act.

(a) Neither the Borrower nor any of the Partner Entities nor any of their respective Subsidiaries is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) None of the Borrower, any of the Partner Entities, any of their respective Subsidiaries, or any Person Controlling the Borrower, any of the Partner Entities or any of their respective Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10	Ownership of Property; Liens.

Each of the Borrower and each Restricted Subsidiary of the Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title or in leasehold interests as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Properties of the Borrower or any of its Restricted Subsidiaries is subject to any Liens, other than Permitted Liens.

5.11	Taxes.

The Borrower and each of its Restricted Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed (to the extent that failure to make such filing would reasonably be expected to result in a Material Adverse Effect), and have paid all Federal, material state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their respective Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. No Notice of Lien has been filed or recorded for Tax liabilities in excess of $25,000,000. There is no proposed tax assessment against the Borrower or any of its Restricted Subsidiaries that would, if made, have a Material Adverse Effect.

5.12	Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) except for Indebtedness pursuant to any Assumption Agreement, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) Each unaudited consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income or operations, shareholders’ equity and cash flows which were delivered pursuant to Section 6.01(b) for the fiscal quarter ended immediately prior to the date of such delivery: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the

Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii) in this subsection (b), to the absence of footnotes and to normal year-end audit adjustments; and (iii) except for Indebtedness pursuant to any Assumption Agreement, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) As of the Closing Date, since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.13	Environmental Compliance.

(a) Except as specifically disclosed in Schedule 5.13, the on-going operations of the Borrower and each of its Restricted Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) be reasonably expected to have a Material Adverse Effect.

(b) Except as specifically disclosed in Schedule 5.13, the Borrower and each of its Restricted Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Borrower and each of its Restricted Subsidiaries are in compliance with all terms and conditions of such Environmental Permits except where the failure to obtain, maintain in good standing or comply with such Environmental Permits would not reasonably be expected to have a Material Adverse Effect.

(c) Except as specifically disclosed in Schedule 5.13, none of the Borrower, its Restricted Subsidiaries or any of their respective current Property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material arising out of a violation or alleged violation of any Environmental Law, in any such case, that could reasonably be expected to have a Material Adverse Effect.

(d) Except as specifically disclosed in Schedule 5.13, there are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to give rise to Environmental Claims that would be reasonably expected to have a Material Adverse Effect.

5.14	No Burdensome Restrictions.

Neither the Borrower nor any of its Restricted Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

5.15	Solvency.

Each of the Borrower and each Restricted Subsidiary is Solvent.

5.16	Labor Relations.

There are no strikes, lockouts or other labor disputes against the Borrower or any of its Restricted Subsidiaries, or, to the Borrower’s Knowledge, threatened against or affecting the Borrower or any of its Restricted Subsidiaries which could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect. There are no unfair labor practice complaints pending against the Borrower or any of its Restricted

Subsidiaries or, to the Borrower’s Knowledge, threatened against any of them before any Governmental Authority which have a reasonable probability of success on the merits and which, if determined adversely to the Borrower or any of its Restricted Subsidiaries, could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

5.17	Intellectual Property; Licenses, Etc.

The Borrower or its Restricted Subsidiaries, own or are licensed or otherwise have the right to use all of the patents, patent rights, trademarks, service marks, trade names, copyrights, franchises, licenses and other intellectual property, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where failure to do so would not be reasonably expected to have a Material Adverse Effect. To the Borrower’s Knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Restricted Subsidiaries infringes upon any rights held by any other Person which would be reasonably expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the Borrower’s Knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the Borrower’s Knowledge, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.

5.18	Subsidiaries; Equity Interests.

As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.18 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.18. As of the Closing Date, except as disclosed in Part (a) of Schedule 5.18, the Borrower owns 100% of the ownership interests of its Subsidiaries.

5.19	Insurance.

The Properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Borrower or the applicable Restricted Subsidiary operates, provided, however, that it is understood that it is not customary to insure Timberlands against any damage or casualty.

5.20	Disclosure.

None of the representations or warranties made by the Borrower or any of the Partner Entities in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, written statement or certificate furnished by or on behalf of the Borrower or any of the Partner Entities in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

5.21	Taxpayer Identification Number.

The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or the Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01	Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Borrower as at the end of such year and the related consolidated statements of income or operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by the opinion of Ernst & Young LLP, or another nationally-recognized independent public accounting firm (“Registered Public Accounting Firm”), which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to (i) any “going concern” or like qualification or exception, (ii) any qualification or exception as to the scope of such audit, other than with respect to matters covered by another accounting firm’s audit, or (iii) any qualification with respect to the absence of any material misstatement;

(b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each year, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and statement of cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as being complete and correct and fairly presenting, in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes), the financial position and the results of operations of the Borrower and the Subsidiaries; and

(c) to the extent not delivered pursuant to any other clause of this Section 6.01, promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Borrower or the REIT sends to its public security holders and copies of all registration statements (without exhibits) and all reports which either the Borrower or the REIT files with the SEC.

6.02	Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) not later than 90 days after the end of each fiscal year, a certificate of the Registered Public Accounting Firm stating that in making the examination necessary of the financial statements delivered pursuant to Section 6.01(a) no knowledge was obtained of any Default under the financial covenants set forth in Sections 7.16 and 7.17 herein, except as specified in such certificate;

(b) not later than 90 days after the end of such fiscal year with respect to the financial statements referred to in Section 6.01(a) and not later than 45 days after the end of such fiscal quarter with respect to the financial statements referred to in Section 6.01(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email or by delivery to the Administrative Agent for posting on SyndTrak or another similar electronic system and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the REIT or the Borrower may make to, or file with, the SEC or any successor or similar Governmental Authority; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary or other information, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or the REIT posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s or the REIT’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03	Notices.

Promptly notify the Administrative Agent and each Lender:

(a) (i) of the occurrence of any Default, (ii) of the occurrence or existence of any event or circumstance that foreseeably will become a Default, and (iii) at any time prior to the Borrowing, of the occurrence or existence of any event or circumstance that would cause the condition to Borrowing set forth in Section 4.02(a) not to be satisfied if the Borrowing were requested on or after the date of such event or circumstance;

(b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries which could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or its Restricted Subsidiaries and any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect;

(c) of the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries (i) which could reasonably be expected to have a Material Adverse Effect, or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

(d) upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing against the Borrower or any of its Restricted Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws where, if adversely determined, the potential liability or expense relating thereto or the potential remedy with respect thereto would otherwise reasonably be expected to have a Material Adverse Effect, (ii) all other Environmental Claims which allege liability or have the possibility of remedies that would, if adversely determined, reasonably be expected to constitute a Material Adverse Effect, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Borrower or any of its Restricted Subsidiaries that would reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws where such restrictions could reasonably be expected to have a Material Adverse Effect;

(e) of any other litigation or proceeding affecting the Borrower or any of its Restricted Subsidiaries which the REIT or the Borrower would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

(f) the occurrence of any ERISA Event which could reasonably be expected to result in a Material Adverse Effect;

(g) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Borrower delivered to the Lenders pursuant to Section 6.01(a);

(h) of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect; and

(i) of any announcement by Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to this Section 6.03 (other than Section 6.03(i)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04	Preservation of Existence, Etc.

Except as permitted by Section 7.02, 7.03 and 7.08:

(a) preserve and maintain in full force and effect its partnership, limited liability company, or corporate existence under the Laws of its state or jurisdiction of formation, organization or incorporation;

(b) preserve and maintain in full force and effect its good standing under the Laws of its state or jurisdiction of formation, organization or incorporation, the non-preservation of which would reasonably be expected to have a Material Adverse Effect;

(c) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business; and

(d) preserve or renew all of its registered trademarks, trade names and service marks, and other intellectual property, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.05	Maintenance of Properties.

Maintain and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted.

6.06	Maintenance of Insurance.

Maintain with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.07	Payment of Obligations.

Pay and discharge as the same shall become due and payable, all obligations and liabilities, including:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; and

(b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.08	Compliance with Laws.

Comply in all material respects with the Requirements of all Laws (including ERISA) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09	Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

6.10	Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of the Borrower’s or any Restricted Subsidiary’s Properties, to examine its corporate, financial and operating records, and, subject to Section 10.07, make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11	Environmental Laws.

(a) Conduct its operations and keep and maintain its Property in compliance with all Environmental Laws, the non-compliance with which would reasonably be expected to have a Material Adverse Effect.

(b) Upon the written request of the Administrative Agent or any Lender, submit to the Administrative Agent and with sufficient copies for each Lender, at the Borrower’s sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 6.03(d), that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.12	Use of Proceeds.

Use the proceeds of the Borrowing for (i) the repayment of all outstanding Indebtedness under the Existing Credit Agreement and (ii) general corporate purposes not in contravention of any Requirement of Law or of any Loan Document.

6.13	Farm Credit Equity.

(a) So long as (i) any Farm Credit Lender is a Lender or Voting Participant hereunder and (ii) such Farm Credit Lender has notified the Borrower that it is eligible to receive patronage distributions directly from such Farm Credit Lender or one of its Affiliates on account of its portion of the Term Loan made (or participated in) by such Farm Credit Lender hereunder, the Borrower will, as a condition to receiving such patronage distributions, acquire equity in such Farm Credit Lender or one of its Affiliates in such amounts and at such times as such Farm Credit Lender may require in accordance with such Farm Credit Lender’s or its Affiliate’s bylaws and capital plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in such Farm Credit Lender or one of its Affiliates in connection with the portion of the Term Loan made by such Farm Credit Lender hereunder may not exceed the maximum amount permitted by the relevant bylaws and the capital plan (x) at the time this Agreement is entered into or (y) in the case of a Farm Credit Lender that becomes a Lender or Voting Participant as a result of an assignment or sale of participation, at the time of the closing of the related assignment or sale of participation. The Borrower acknowledges receipt of the documents described on Schedule 6.13 (the “Farm Credit Equity Documents”), which describe the nature of all of the Borrower’s stock and participation certificates in the respective Farm Credit Lenders (or Affiliates thereof) acquired in connection with the Term Loan from the Farm Credit Lenders hereunder (the “Farm Credit Equities”) as well as relevant capitalization requirements, and agrees to be bound by the terms thereof.

(b) Each party hereto acknowledges that (i) the Farm Credit Equity Documents (as each may be amended from time to time) shall govern (x) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with the respective Farm Credit Lenders, (y) the Borrower’s eligibility for patronage distributions from the respective Farm Credit Lenders (in the form of Farm Credit Equities and cash) and (z) patronage distributions, if any, in the event of a sale by a Farm Credit Lender of participations in the Commitment of and the portion of the Term Loan made by such Farm Credit Lender, (ii) patronage refunds or other distributions by each Farm Credit Lender are subject to various conditions, including approval by the applicable board of directors of such Farm Credit Lender with respect to each such refund or other distribution and (iii) the Borrower (and not an Affiliate of the Borrower) will be the owner of the Farm Credit Equities issued by the applicable Farm Credit Lender or an Affiliate thereof, and that the Borrower’s designated voter as the owner of such Farm Credit Equities shall at all times be the Treasurer of the Borrower; provided, however, that the Borrower may change such designated voter to another officer of the Borrower upon prior written notice to the Administrative Agent (such notice to be promptly distributed to each Farm Credit Lender). Each Farm Credit Lender reserves the right to assign, or sell participations in, all or any part of its Commitment or outstanding portion of the Term Loan hereunder on a non-patronage (or lower-patronage) basis in accordance with the provisions of Section 10.06 of this Agreement; provided that, to the extent the Borrower’s consent to such assignment or sale of a participation by such Farm Credit Lender is required pursuant to Section 10.06(b)(iii) or Section 10.06(e), the parties hereto agree that, solely with respect to the Borrower’s ability to reasonably withhold consent to such transfer because of an expected reduction in patronage distributions to the Borrower (it being understood and agreed that the Borrower may have another basis for reasonably withholding consent to such transfer), (A) if the transferring Farm Credit Lender has not delivered a Farm Credit Lender Transfer Certificate (as defined below) to the Borrower, then the Borrower may withhold its consent to such assignment or sale in its sole discretion (and, in such case, the Borrower shall be deemed to have acted reasonably), and (B) if the transferring Farm Credit Lender has delivered a Farm Credit Lender Transfer Certificate to the Borrower, then the Borrower may not withhold its consent to such assignment or sale (and any such withholding of consent shall be deemed unreasonable). For purposes hereof, “Farm Credit Lender Transfer Certificate” means a certificate executed by an officer of the transferring Farm Credit Lender and certifying to the Borrower that such transferring Farm Credit Lender has used commercially reasonable efforts to consummate the relevant assignment or sale of a participation with another entity that would be expected to make patronage distributions to the Borrower on a going forward basis that are consistent with (or better than) those that the Borrower could reasonably have expected to have received from such transferring Farm Credit Lender.

(c) Neither the Farm Credit Equities nor any accrued patronage shall be offset against the Obligations except that, in an Event of Default, a Farm Credit Lender may elect, solely at its discretion and with respect to the Farm Credit Equities issued by it, to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement. The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower. No Farm Credit Lender shall have any obligation to retire any Farm Credit Equities upon the occurrence and continuance of any Event of Default or Default by the Borrower, or at any other time, either for application to the Obligations or otherwise.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or the Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01	Liens.

Make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.07;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or unless such lien is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such accrual or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(c) Liens incurred or deposits made incidental to the conduct of its business or the ownership of its Property including (i) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation, (ii) deposits to secure insurance, the performance of bids, tenders, contracts, leases, licenses, franchises and statutory obligations, each in the Ordinary Course of Business, and (iii) other obligations which were not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate materially detract from the value of its Property or materially impair the use of such Property in the operation of its business;

(d) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(i);

(e) easements, rights-of-way, restrictions, leases, sub-leases and other similar charges or encumbrances incurred in the Ordinary Course of Business which, in each case, and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(f) Liens on Property of any Restricted Subsidiary securing obligations of such Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary;

(g) any Lien (i) existing prior to the time of acquisition upon any Property acquired by the Borrower or any Restricted Subsidiary after the Closing Date through purchase, merger or consolidation, Acquisition or otherwise, whether or not assumed by the Borrower or such Restricted Subsidiary, or placed upon Property at (or within 30 days after) the time of acquisition or (ii) placed upon any Property of the Borrower or any Restricted Subsidiary in connection with the construction or development thereof, in each case, to secure all or a portion of (or to secure Indebtedness incurred to pay all or a portion of) the purchase price or construction or development cost thereof, and any renewals or extensions thereof, provided that any such Lien does not encumber any other Property of the Borrower or such Restricted Subsidiary, and in the case of any renewal or extensions thereof, the amount secured or benefited thereby is not increased above the principal amount thereof outstanding immediately prior to such renewal or extension;

(h) Liens existing as of the Closing Date as described on Schedule 7.01;

(i) Liens created pursuant to the Loan Documents;

(j) Liens on the Property of Plum Creek Manufacturing and its Subsidiaries securing the Indebtedness permitted to be outstanding pursuant to Section 7.05(f); and

(k) Liens, other than those set forth above in this Section 7.01, that secure Indebtedness; provided that the aggregate principal amount of Indebtedness secured pursuant to this Section 7.01(k), together with the aggregate principal amount of Indebtedness permitted to be outstanding pursuant to Section 7.05(k), shall not in the aggregate at any time outstanding exceed 10% of Consolidated Net Tangible Assets as of the end of the most recently ended fiscal quarter.

7.02	Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) the Borrower may merge or consolidate with any Person, provided that the Borrower shall be the continuing or surviving Person and such transaction would otherwise be permitted by Section 7.04;

(b) any Restricted Subsidiary may merge with or dissolve or liquidate into the Borrower, provided that the Borrower shall be the continuing or surviving Person;

(c) any Restricted Subsidiary of the Borrower may merge with or dissolve or liquidate into any one or more Restricted Subsidiaries of the Borrower;

(d) any Restricted Subsidiary may merge with any other Person, provided that, if such Restricted Subsidiary is not the continuing or surviving Person and if the assets of such Restricted Subsidiary consist of Timberlands, such Disposition would otherwise be permitted by Section 7.03;

(e) any Restricted Subsidiary may merge with any other Person, provided that, if such Restricted Subsidiary is the continuing or surviving Person, such transaction is otherwise permitted by Section 7.04; and

(f) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), provided that, if such assets consist of Timberlands, such Disposition would otherwise be permitted by Section 7.03.

7.03	Dispositions of Timberlands.

Make any Disposition of Timberlands or enter into any agreement to make any Disposition of Timberlands, except:

(a) the Borrower and its Restricted Subsidiaries may exchange Timberlands with other Persons in the Ordinary Course of Business, provided that (A) the fair value of the Timberlands plus any Net Proceeds received in such exchange shall be, in the good faith judgment of the Borrower, not less than the fair value of Timberlands exchanged plus any other consideration paid, (B) such exchange would not result in a Material Adverse Effect, and (C) any Timberlands shall be deemed sold only to the extent of Net Proceeds received and the acreage represented thereby; and

(b) the Borrower and its Restricted Subsidiaries may Dispose of other Timberlands; provided that if any Disposition of other Timberlands results in the Borrower and its Subsidiaries holding less than 4.25 million acres of Timberlands (excluding Timberlands which have been pledged in connection with any timber installment note transaction), then the amount of Net Proceeds of the Disposition giving rise to the Borrower and its Subsidiaries holding less than 4.25 million acres of Timberlands (excluding Timberlands which have been pledged in connection with any timber installment note transaction), to the extent of such shortage, shall be used, within one year of each such Disposition, for the purchase by the Borrower or any of its Restricted Subsidiaries of additional Property or for the repayment by the Borrower or any of its Restricted Subsidiaries of Indebtedness owing by the Borrower or any of its Restricted Subsidiaries.

For purposes of clarification, (A) this Section 7.03 shall not be construed as a limitation on Dispositions of Timberlands by the Borrower to any Restricted Subsidiary or by any Restricted Subsidiary to the Borrower or another Restricted Subsidiary, and (B) the references to “Timberlands” in subsection (b) are intended to mean Timberlands of the Borrower and its Subsidiaries.

7.04	Acquisitions.

Make any Acquisitions except Permitted Acquisitions.

7.05	Restricted Subsidiary Indebtedness.

Permit any of its Restricted Subsidiaries to create or suffer to exist, any Indebtedness other than:

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) Indebtedness of any Restricted Subsidiary owing to the Borrower or to a Restricted Subsidiary;

(c) Indebtedness existing on the Closing Date and described on Schedule 7.05(c) (including as Indebtedness permitted under this subsection any credit facilities or credit lines of any Restricted Subsidiary listed on such Schedule 7.05(c), whether or not such facilities or lines have been drawn upon by such Restricted Subsidiary) (the “Existing Subsidiary Indebtedness”) and any Indebtedness of the obligor of such Existing Subsidiary Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Subsidiary Indebtedness, provided that the principal amount of such Existing Subsidiary Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing;

(d) Indebtedness secured by Liens permitted by Section 7.01(g);

(e) endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(f) Indebtedness of Plum Creek Manufacturing and its Subsidiaries in an aggregate principal amount not exceeding $100,000,000;

(g) Indebtedness (i) of Plum Creek Southern Timber, L.L.C. and Plum Creek South Central Timberlands, L.L.C. under the respective Assumption Agreements executed by such Restricted Subsidiaries as of January 22, 2003, and (ii) of any Restricted Subsidiary under any new Assumption Agreement entered into from time to time after the Closing Date, so long as, in the case of any such new Assumption Agreement pursuant to this clause (ii), Indebtedness owing under this Agreement is assumed by such Restricted Subsidiary on a pari passu basis with any other Indebtedness assumed under such Assumption Agreement;

(h) Indebtedness of a Restricted Subsidiary incurred for the purpose of acquiring Timberlands that is secured by Collateral in an amount equal to at least 90% of the outstanding principal balance thereof;

(i) Indebtedness of a Restricted Subsidiary incurred for the purpose of acquiring Timberlands that is assigned to the seller of such Timberlands or a designee of such seller subject to the condition that the seller or such designee surrender such Indebtedness to the Borrower, the REIT or any Subsidiary of the Borrower upon payment of the purchase price for such Timberlands;

(j) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and

(k) Indebtedness other than Indebtedness described in clauses (a) through (j) of this Section 7.05; provided that the aggregate principal amount of Indebtedness permitted pursuant to this Section 7.05(k), together with the aggregate principal amount of Indebtedness permitted to be secured pursuant to Section 7.01(k), shall not in the aggregate at any time outstanding exceed 10% of Consolidated Net Tangible Assets as of the end of the most recently ended fiscal quarter of the Borrower.

7.06	Transactions with Affiliates.

Directly or indirectly engage in any transaction (including the purchase, sale or exchange of assets or the rendering of any service), with any Affiliate of the Borrower or of any Restricted Subsidiary, except in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Borrower or such Restricted Subsidiary and upon fair and reasonable terms that are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those which might be obtained in an arm’s-length transaction at the time from Persons not an Affiliate of the Borrower or such Restricted Subsidiary.

7.07	Use of Proceeds.

Use the proceeds of the Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose

7.08	Sale of Stock and Indebtedness of Restricted Subsidiaries.

Dispose of any shares of stock or Indebtedness of any Restricted Subsidiary, (a) except to the Borrower or a Restricted Subsidiary or (b) except for cash or other consideration which represents the fair value (as determined in good faith by a Responsible Officer) at the time of Disposition of the shares of stock and Indebtedness so Disposed of, provided that, if the assets of such Restricted Subsidiary or any other Restricted Subsidiary owned, directly or indirectly by such Restricted Subsidiary consist of Timberlands, the conditions to the sale of such assets set forth in Section 7.03 are complied with, and further provided that, if the consideration received is Equity Interests in any Person other than a Subsidiary of the Borrower, the transaction is otherwise permitted by Section 7.04.

7.09	[Reserved].

7.10	[Reserved].

7.11	Sale and Leaseback.

Enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or any Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Borrower or any Restricted Subsidiary, provided that this Section 7.11 shall not apply to any such arrangement so long as (a) if such arrangement involves the sale and lease of Timberlands, the Borrower or such Restricted Subsidiary is in compliance with Section 7.03 and (b) if the advance of such funds is treated as Indebtedness, the incurrence of such Indebtedness is not prohibited under this Agreement.

7.12	Restricted Payments.

Declare or make, directly or indirectly, or permit any Restricted Subsidiary to declare or make, any Restricted Payments, or incur any obligation (contingent or otherwise) to do so, at any time when a Default shall have occurred and be continuing or would result therefrom.

7.13	Change in Nature of Business.

Make, or permit any of its Restricted Subsidiaries to make, any material change in the nature of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, as a resources management business and ancillary businesses related thereto.

7.14	Issuance of Stock by Restricted Subsidiaries.

Permit any Restricted Subsidiary to (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such Equity Interests) issue any shares or other ownership units of any class or type of its Equity Interests (other than directors’ qualifying shares) to any Person (other than (a) to the Borrower or a Restricted Subsidiary or (b) with respect to Equity Interests subject to preemptive rights, to the holders of minority interests entitled to purchase such Equity Interests by reason of their preemptive rights) except that the Borrower or a Restricted Subsidiary may issue Equity Interests to any Person so long as (x) to the extent the assets of the Borrower or such Restricted Subsidiary consist of Timberlands, the provisions of Section 7.03 have been complied with and (y) if such issuance of Equity Interests is in exchange for Equity Interests of another Person, such transaction is in compliance with Section 7.04.

7.15	Amendments.

The Borrower shall not, and shall not suffer or permit any of its Restricted Subsidiaries to, at any time a Default or Event of Default has occurred and is continuing, amend, modify, supplement or waive any provision of any agreement evidencing Funded Debt of the Borrower and its Restricted Subsidiaries on a consolidated basis in excess of $35,000,000 which amendment, modification, supplement or waiver would reasonably be expected to materially and adversely impair the Administrative Agent’s or the Lenders’ rights hereunder or the ability of the Borrower to perform its obligations under any Loan Document.

7.16	Interest Coverage Ratio.

Permit the Borrower’s Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.75 to 1.00.

7.17	Maximum Leverage Ratio.

Permit the Borrower’s Leverage Ratio as of the end of any fiscal quarter of the Borrower to exceed sixty-five percent (65%).

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of the Term Loan, or (ii) within five days after the same becomes due, any interest on the Term Loan or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(c) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02, or 6.09 or Article VII; or

(d) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (c)) contained in any Loan Document on its part to be performed or observed and such failure continues for 20 days after the earlier of (i) the date upon which a Responsible Officer knew or should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or

(e) Cross-Default. (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than $25,000,000 and, in the case of a Termination Event, remains unpaid after the due date therefor; or

(f) Insolvency Proceedings, Etc. The Borrower, any Partner Entity or any of the Borrower’s Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower, any of its Restricted Subsidiaries, or any Partner Entity ceases or fails to be Solvent, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; or

(i) Judgments. There is entered against the Borrower or any Restricted Subsidiary (i) one or more final judgments, related to a single event or a series of related events, for the payment of money in an amount exceeding $100,000,000 for such judgment(s) relating to a single event or series of related events (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments, related to a single event or a series of related events, that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j) Change of Control. A Change of Control has occurred; or

(k) Impairment of Certain Documents. Except as otherwise expressly permitted in any Loan Document, any of the Loan Documents shall terminate, cease to be in full force and effect, or cease in whole or in part to be the legally valid, binding, and enforceable obligation of the Borrower, or any Person acting for or on behalf of the Borrower contests in any manner the validity, binding effect or enforceability or any of the Loan Documents, or the Borrower denies that it has any or further liability or obligation under any Loan Document, or the Borrower purports to revoke, terminate or rescind any Loan Document.

8.02	Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make the Term Loan to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of the Term Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, the Commitment of each Lender shall automatically terminate, the unpaid principal amount of the Term Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03	Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Term Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan and other Obligations ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loan ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01	Appointment and Authority.

Each of the Lenders hereby irrevocably designates and appoints NWFCS to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any Affiliate thereof shall have rights as a third party beneficiary of any of such provisions, other than any provision in Section 9.06 hereof that gives the Borrower any consent or approval rights. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03	Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04	Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Closing Date or the Borrowing that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the Closing Date or the Borrowing, as applicable. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06	Resignation of Administrative Agent.

(a) The Administrative Agent may resign at any time by giving no less than thirty (30) days written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (which consent shall not be required if any Event of Default has occurred and is continuing at the time of such appointment), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower, the Administrative Agent and all other parties to this Agreement, remove such Person as Administrative Agent and the Required Lenders shall have the right, subject to the consent of the Borrower (which consent shall not be required if any Event of Default has occurred and is continuing at the time of such appointment), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its prospective duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08	No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book managers, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE X.

MISCELLANEOUS

10.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the third proviso to this Section 10.01) the amount of any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification, and (iii) the Joint Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended or the principal owing to such Lender reduced or the final maturity thereof extended, or this clause (x) or the following clause (y) amended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that imposes terms on any Defaulting Lender that are different than the corresponding terms imposed on other affected Lenders and which terms affect such Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02	Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent, may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03	No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04	Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Administrative Agent, each Arranger, each Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Arranger or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loan made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loan.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) the Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05	Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06	Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (g) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) or (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the portion of the Term Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent (x) not to be unreasonably withheld or delayed and (y) to be subject to Section 6.13) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having acknowledged receipt of notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of the Term Loan previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of the Term Loan in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person and any such participant may sell sub-participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each such Person, a “Participant”) in all or a portion of such

Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, except with respect to a Voting Participant, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Voting Participants. Notwithstanding anything herein to the contrary, any Participant or sub-participant of a Participant that (i) is a Farm Credit Lender, (ii) has purchased a participation or a sub-participation, as applicable, in a minimum amount of $10,000,000, (iii) has been designated as a “Voting Participant” in a notice (a “Voting Participant Notice”) sent by the relevant Lender or Voting Participant (including any existing Voting Participant) to the Administrative Agent and the Borrower and (iv) receives, prior to becoming a Voting Participant, the written consent of the Administrative Agent and the Borrower (each such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 10.06(b)(iii) and only if such Participant or sub-participant of a Participant is not an existing Voting Participant), shall, for so long as such Farm Credit Lender owns such participation or sub-participation and notwithstanding any sub-participation by such Farm Credit Lender to an entity that is not a Voting Participant, be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by the Lenders and the voting rights of the selling Lender or Voting Participant (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis; provided, however, that if such Voting Participant has at any time failed to fund any portion of its participation or sub-participation when required to do so, then until such time as all amounts of its participation or sub-participation required to have been funded have been funded, such Voting Participant shall not be entitled to exercise its voting rights pursuant to the terms of this Section 10.06(e), and the voting rights of the selling Lender or Voting Participant shall not be correspondingly reduced by the amount of such Voting Participant’s participation or sub-participation (but shall be subject to the provisions applicable to Defaulting Lenders). Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 10.06(e) shall, for so long as such Farm

Credit Lender continues to hold any participation or sub-participation in any Commitment or in the Term Loan hereunder, be a Voting Participant without delivery of a Voting Participation Notification and without the prior written consent of the Borrower and the Administrative Agent. Any selling Lender (including any existing Voting Participant) and any selling or purchasing Voting Participant shall notify the Administrative Agent and the Borrower within three (3) Business Days of any termination, reduction or increase of the amount of, such participation or sub-participation. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee, participant or sub-participant of such Voting Participant that is not a Farm Credit Lender.

(f) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of the Term Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund the Term Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of the Term Loan, the Granting Lender shall be obligated to make the Term Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a portion of the Term Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such portion of the Term Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to the Term Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of its portion of the Term Loan to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

10.07	Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (i) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower received by it from any Administrative Agent or any Lender or (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08	Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such

Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10	Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Borrowing, and shall continue in full force and effect as long as the Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13	Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04 or gives notice of illegality or material restrictions pursuant to Section 3.02, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 10.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its portion of the Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including, subject to the provisions regarding a Defaulting Lender, any amounts owing under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, (i) the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination and (ii) notice of such assignment is received by the Non-Consenting Lender no later than 90 days after the date on which the Administrative Agent has given notice to the Borrower (with a copy to the Non-Consenting Lender) that such Lender is a Non-Consenting Lender and that the Required Lenders have approved such proposed change, waiver, discharge or termination;

provided, further, that the failure by such Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitment and outstanding Loans pursuant to this Section 10.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14	Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY

THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Lead Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Lead Arrangers on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and each Lead Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Lender, nor any Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Lenders nor any Lead Arranger has any obligation to disclose any of such interests to the Borrower and its Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17	Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18	USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19	Time of the Essence.

Time is of the essence with respect to the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PLUM CREEK TIMBERLANDS, L.P.,
a Delaware limited partnership

By:	Plum Creek Timber I, L.L.C., its General Partner

	By:	Plum Creek Timber Company, Inc., its Managing Member

	By:	/s/ Laura B. Smith
Laura B. Smith
Vice President and Treasurer

NORTHWEST FARM CREDIT SERVICES, PCA, as Administrative Agent

By:	/s/ Carol Sobson

Name:	Carol Sobson

Title:	Vice President

LENDERS:

NORTHWEST FARM CREDIT SERVICES, PCA,

By:	/s/ Carol Sobson

Name:	Carol Sobson

Title:	Vice President

FARM CREDIT SERVICES OF AMERICA, PCA

By:	/s/ John Zhang

Name:	John Zhang

Title:	Vice President

AMERICAN AGCREDIT, PCA

By:	/s/ Janice T. Thede

Name:	Janice T. Thede

Title:	Vice President

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage

Northwest Farm Credit Services, PCA	$404,000,000.00	89.777777778%

Farm Credit Services of America, PCA	$26,000,000.00	5.777777778%

American AgCredit, PCA	$20,000,000.00	4.444444444%

Total	$450,000,000.00	100.000000000%

SCHEDULE 4.01(f)

FARM CREDIT EQUITIES PURCHASED AT CLOSING

Northwest Farm Credit Services, ACA:
Purchase Price:	$1,000
Equity Purchased:	200 shares of Class A Voting Stock ($5/share)
Certificate:	No (referenced on books only)

CoBank, ACB:
Purchase Price:	$1,000
Equity Purchased:	$1,000 worth of Class A Common Stock. The Borrower’s capital account will grow over time, consistent with CoBank’s bylaws.
Certificate:	No (referenced on books only)

Farm Credit Services of America, ACA:
Purchase Price:	$1,000
Equity Purchased:	1 share of Class D Common Stock for $1000/share
Certificate:	No (referenced on books only)

American AgCredit, ACA:
Purchase Price:	$1,000
Equity Purchased:	200 shares of Class C Common Stock for $5/share
Certificate:	No (referenced on books only)

SCHEDULE 5.13

ENVIRONMENTAL MATTERS

None.

SCHEDULE 5.18

SUBSIDIARIES; OTHER EQUITY INVESTMENTS

Part (a). Subsidiaries of Plum Creek Timberlands, L.P.

Plum Creek Timber II, L.L.C.

Plum Creek Manufacturing, L.P.

Plum Creek Maine Timberlands, L.L.C.

Plum Creek Southern Timber, L.L.C.

Plum Creek South Central Timberlands, L.L.C.

Plum Creek Manufacturing Holding Company, Inc.

Plum Creek Marketing, Inc. Plum Creek Northwest Lumber, Inc.

Plum Creek Northwest Plywood, Inc. Plum Creek MDF, Inc.

Plum Creek Southern Lumber, Inc.

PC Timberland Investment Company

Plum Creek Investment Company

Plum Creek Land Company

Plum Creek Maine Marketing, Inc.

Highland Resources Inc.

B & C Water Resources, Inc.

B & C Water Resources, L.L.C.

D&E Water Resources, Inc.

D&E Water Resources, L.L.C.

Plum Creek Timber Operations I, L.L.C.

Plum Creek Timber Operations II, Inc.

Greenway, L.L.C.

Plum Creek Real Estate Company

Plum Creek Administrative Corporation, Inc.

LFC Water Resources, Inc.

Plum Creek Equipment Leasing LLC

Petenwell Lake LLC

Petenwell Lake Associates LLC

Township 110 Land Company, LLC

Parkside at Fisher River LLC

Crystal Views LLC

Bighorn Bluff LLC

Wolf River East LLC

River Glen at Flambeau LLC

McGregor Overlook LLC

Noggle Creek LLC

Preserve at Ashley Lake LLC

Haskell’s Pass LLC

SCHEDULE 5.18

SUBSIDIARIES; OTHER EQUITY INVESTMENTS

(continued)

Part (b). Other Equity Investments.

(1)	The Borrower owns 566 shares of common stock and 2,130 shares of preferred stock in IFA Nurseries, Inc. (“IFA”), a co-operative of forest nurseries. The Borrower received these shares of capital stock in IFA upon conversion of outstanding loans made by the Borrower to IFA to provide financial support. At the time of conversion, the aggregate outstanding principal amount of the loans was $129,938.

(2)	Plum Creek Real Estate Company, a wholly owned subsidiary of the Borrower, owns 3,250,000 shares of Series A Preferred Stock, 3,348,633 shares of Series B Preferred Stock and 381,121 shares of Series D Preferred Stock in DataSphere Technologies, Inc., a Delaware corporation. The purchase price for the Series A Preferred Stock was $3,250,000, the purchase price for the Series B Preferred Stock was $2,777,691 and the purchase price for the Series D Preferred Stock was $599,999.

(3)	Plum Creek Timber Operations I, L.L.C., owned 99% by Borrower and 1% by Plum Creek Timber Operations II, Inc., a wholly-owned subsidiary of Borrower, contributed 454,000 acres of timberlands valued at $783 million to Southern Diversified Timber, LLC (“Timberland Venture”) in exchange for a preferred and common equity interest. The Timberland Venture’s other member contributed $783 million of cash in exchange for a common equity interest.

The preferred interest is entitled to a cumulative preferred return equal to 7.875% per annum (approximately $56 million). No distributions can be made on the common interests until all current period and prior period preferred returns have been paid. Preferred return distributions are payable on March 15th and September 15th each year.

(4)	Equity interests in one or more lenders from time to time outstanding as required by loan agreements entered into from time to time between Borrower and lenders in the Farm Credit system.

SCHEDULE 6.13

FARM CREDIT EQUITY DOCUMENTS

Northwest Farm Credit Services, ACA Documents:

-Disclosure Statement

-2010 Annual Report

-September 30, 2011 Quarterly Financial Report

CoBank, ACB Documents:

-2012 Bylaws

-2012 Capital Plan

-Privacy Card

-Service Info

-Notice to Borrower

-Notice to Stockholder

Farm Credit Services of America, ACA Documents:

-Customer Information and Disclosure

American AgCredit, ACA Documents:

-Capitalization Bylaws

-Notice Regarding Minimum Investment

-Stock Letter

-2010 Annual Report

-Q3 2011 Quarterly Report

SCHEDULE 7.01

EXISTING LIENS

None.

SCHEDULE 7.05(c)

EXISTING SUBSIDIARY INDEBTEDNESS

None.

SCHEDULE 10.02

CERTAIN ADDRESSES FOR NOTICES

Borrower:

Plum Creek Timberlands, L.P.

999 Third Avenue, Suite 4300

Seattle, WA 98104

Attention: Laura Smith, Vice President and Treasurer

Telephone: (206) 467-3636

Facsimile: (206) 467-3795

Electronic Mail: laura.smith@plumcreek.com

Website Address:        www.plumcreek.com

with a copy to:

Plum Creek Timberlands, L.P.

999 Third Avenue, Suite 4300

Seattle, WA 98104

Attention: Josè Quintana, Assistant General Counsel

Telephone: (206) 467-3694

Facsimile: (206) 467-3799

Electronic Mail: jose.quintana@plumcreek.com

Website Address:        www.plumcreek.com

Administrative Agent:

For operational notices (borrowings, payments, etc.):

Northwest Farm Credit Services, PCA

1700 South Assembly Street

Spokane, WA 99224

Telecopier: 509-340-5503

Telephone: 509-340-5440

Electronic Mail: participations@farm-credit.com

Wire Instructions:

Northwest Farm Credit Services, PCA

ABA # 307088754

Account Number: 31531001

Account Name: NWFCS HQ Part – TAS Plum Creek

Attn: Technical Accounting Services

For all other notices:

Northwest Farm Credit Services, PCA

1700 South Assembly Street

Spokane, WA 99224

Attention: Jim Allen

Telephone: 509-340-5555

Electronic Mail: participations@farm-credit.com

SCHEDULE 10.06(e)

VOTING PARTICIPANTS AT CLOSING

CoBank, ACB

Farm Credit Bank of Texas

Farm Credit Services of Mid-America, FLCA

AgFirst Farm Credit Bank

Northwest Farm Credit Services, PCA

GreenStone Farm Credit Services, ACA/FLCA

Farm Credit Services of America, PCA

1st Farm Credit Services, FLCA

American AgCredit, PCA

Badgerland Financial, FLCA

AgCountry Farm Credit Services, PCA

Farm Credit East, ACA

Farm Credit West, FLCA

FCS Financial, PCA

United FCS, FLCA d/b/a FCS Commercial Finance Group

AgChoice Farm Credit, FLCA

Frontier Farm Credit, ACA

EXHIBIT A

FORM OF LOAN NOTICE/REPAYMENT NOTICE

Date:                 , 201

To:	Northwest Farm Credit Services, PCA, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of March 2, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Plum Creek Timberlands, L.P., a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto, and Northwest Farm Credit Services, PCA, as Administrative Agent.

[Select all that apply]

☐	The undersigned hereby requests the Borrowing of the Term Loan

1. On                                                                        (a Business Day).

2. In the amount of $                                             .

3. Comprised of                                                      .

                                     [Type of Loan requested]

4. For Eurodollar Rate Loans: with an Interest Period of [     months].

☐	The undersigned hereby requests a conversion or continuation of Loans:

1. On                                                   (a Business Day).

2. In the amount of $                                             .

3. With an Interest Period of [     months].

☐	The undersigned hereby notifies the Administrative Agent of repayment of Loans:

1. On                                                   (a Business Day).

2. In the amount of $                                                 .

3. To be applied as follows:

[Signature Page Following]

A-1

Form of Loan Notice/Repayment Notice

PLUM CREEK TIMBERLANDS, L.P.,
a Delaware limited partnership

By:	Plum Creek Timber I, L.L.C., its General Partner

	By:	Plum Creek Timber Company, Inc., its Managing Member

By:

Name:

Title:

A-2

Form of Loan Notice/Repayment Notice

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the portion of the Term Loan made by the Lender to the Borrower under that certain Term Loan Agreement, dated as of March 2, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Northwest Farm Credit Services, PCA, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of the Lender’s portion of the Term Loan from the date of the Borrowing until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its portion of the Term Loan (and the Base Rate Loans and/or Eurodollar Rate Loans comprising such portion of the Term Loan) and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PLUM CREEK TIMBERLANDS, L.P.,
a Delaware limited partnership

By:	Plum Creek Timber I, L.L.C., its General Partner

	By:	Plum Creek Timber Company, Inc., its Managing Member

By:

Name:

Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Northwest Farm Credit Services, PCA, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of March 2, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Plum Creek Timberlands, L.P., a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto, and Northwest Farm Credit Services, PCA, as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of a Registered Public Accounting Firm required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of the Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.12 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the Statement Date (as defined in the attached Schedule 1).

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,             .

PLUM CREEK TIMBERLANDS, L.P.,
a Delaware limited partnership

By:	Plum Creek Timber I, L.L.C., its General Partner

	By:	Plum Creek Timber Company, Inc., its Managing Member

By:

Name:

Title:

Form of Compliance Certificate

For the Quarter/Year ended                                          (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.16 – Interest Coverage Ratio.

	A.	EBITDA:

	1.	Net income (or net loss) (excluding extraordinary gains and extraordinary losses) for four consecutive fiscal quarters ending on above date (“Subject Period”):	$

	2.	Amounts treated as expenses for depreciation, depletion and interest and amortization of intangibles to the extent included in the determination of net income (or loss) during Subject Period:	$

	3.	Basis of Timberlands sold for Subject Period:	$

	4.	Accrued taxes on or measured by income to the extent included in the determination of net income (or loss) during Subject Period:	$

	5.	Additions to EBITDA for Subject Period resulting from acquisitions of Property	$

	6.	EBITDA (Line I.A.1 + 2 + 3 + 4 + 5):	$

	B.	Interest expense:

	1.	Interest expense (including capitalized interest) for Subject Period:	$

	2.	Additions to interest expense for Subject Period based upon Indebtedness incurred to acquire Property:	$

	3.	Aggregate interest expense for Subject Period (Line I.B1 + 2):	$

	C.	Consolidated Interest Coverage Ratio (Line I.A.6 ÷ Line I.B.3):		:1.00

	Minimum required:			2.75:1.00

Form of Compliance Certificate

II.	Section 7.17 – Maximum Leverage Ratio.

	A.	Total Funded Debt at Statement Date:	$

	B.	Capitalization at Statement Date:

	1.	Net worth at Statement Date:	$

	2.	Funded Debt at Statement Date:	$

	3.	Capitalization (Line II.B.1 + 2):	$

	C.	Leverage Ratio (line II.A ÷ Line II.B.3 (expressed as a percentage)):		%

	Maximum permitted:			65%

III.	Section 7.03(b) – Timberland Dispositions

A.

Total acreage of Timberlands (excluding Timberlands which have been pledged in connection with any timber installment note transaction) held by the Borrower and its Restricted Subsidiaries at Statement Date:

	B.	If Line III.A is less than 4.25 million acres:

		1. Net Proceeds of the Disposition giving rise to the Borrower and its Subsidiaries holding less than 4.25 million acres of Timberlands:		[1]

IV.	Section 7.01(k) and Section 7.05(k) – Liens and Subsidiary Indebtedness

	A.	Indebtedness secured by Liens permitted pursuant to Section 7.01(k) at Statement Date:	$

	B.	Indebtedness of Restricted Subsidiaries permitted pursuant to Section 7.05(k) at Statement Date:	$

	C.	Total (Line IV.A + Line IV.B):[2]	$

	D.	Maximum permitted (10% of Consolidated Net Tangible Assets at Statement Date):[3]	$

[1]

Such amount to be used, within one year of each such Disposition, for the purchase by the Borrower or any of its Restricted Subsidiaries of additional Property or for the repayment by the Borrower or any of its Restricted Subsidiaries of Indebtedness owing by the Borrower or any of its Restricted Subsidiaries.

[2]	Subsidiary Indebtedness permitted pursuant to Section 7.05(k) that is secured by Liens permitted pursuant to Section 7.01(k) will only be included once – in Line IV.A and not in Line IV.B.
[3]	Must be equal to or greater than Line IV.C.

Form of Compliance Certificate

For the Quarter/Year ended                                          (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

EBITDA

(in accordance with the definition of EBITDA

as set forth in the Agreement)

EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended

Net income (or net loss) (excluding extraordinary gains and extraordinary losses)

+ Amounts treated as expenses for depreciation, depletion and interest and amortization of intangibles to the extent included in the determination of net income (or loss)

+ Basis of Timberlands sold

+ Accrued taxes on or measured by income to the extent included in the determination of net income (or loss)

+ Additions to EBITDA for Subject Period resulting from acquisitions of Property

= EBITDA

Form of Compliance Certificate

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Term Loan Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Plum Creek Timberlands, L.P.

4.	Administrative Agent:	Northwest Farm Credit Services, PCA
as the administrative agent under the Term Loan Agreement

5.	Term Loan Agreement:	Term Loan Agreement dated as of March 2, 2012 (as amended, modified, supplemented or extended from time to time, the “Term Loan Agreement”) among the Borrower, the Lenders from time to time party thereto and Northwest Farm Credit Services, PCA, as Administrative Agent.

Form of Assignment and Assumption

6.	Assigned Interest:

Aggregate Amount of Commitments/Outstanding Principal Amount of Term Loan*	Amount of Commitment/Term Loan Assigned*	Percentage Assigned of Commitment/Term Loan[1]
	$	$
	$	$
	$	$

[7.	Trade Date:	][2]

Effective Date:		, 201 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:
Name:
Title:

*	Amount to be adjusted by the counterparties to take into account any prepayments made between the Trade Date and the Effective Date.
[1]	Set forth, to at least 9 decimals, as a percentage of the Aggregate Commitments/Outstanding Principal Amount of Term Loan.
[2]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

[Consented to and]3 Accepted:

NORTHWEST FARM CREDIT SERVICES, PCA,
as Administrative Agent

By:
Name:
Title:

[Consented to:]4

PLUM CREEK TIMBERLANDS, L.P.,
a Delaware limited partnership

By:	Plum Creek Timber I, L.L.C., its General Partner

	By:	Plum Creek Timber Company, Inc., its Managing Member

By:

Name:

Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Term Loan Agreement.

Form of Assignment and Assumption

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets the requirements to be an assignee under Section 10.06(b)(v) of the Term Loan Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one

Form of Assignment and Assumption

instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT E

OPINION MATTERS

The legal opinion shall include, but not be limited to, coverage of the matters contained in the following Sections of the Term Loan Agreement:

•	Section 5.01(a)(i)

•	Section 5.01(a)(ii)

•	Section 5.01(b)

•	Section 5.02

•	Section 5.03

•	Section 5.04

•	Section 5.05

•	Section 5.09(b)

E-1